Exhibit 99.6

TLSS Completes Acquisition of 100% Ownership

of Four C-Bond Nanotechnology Patents and

Majority Interest in Patriot Glass Solutions

Major Milestone Establishes New Operating Platform

Focused on Safety & Security Technologies

MONTVALE, NEW JERSEY – (AccessWire) – November 5, 2026 – Transportation and Logistics Systems, Inc. (OTCID: TLSS) (“TLSS” or the “Company”) today announced the completion of its previously announced acquisition of an 80% membership interest in Patriot Glass Solutions, LLC (“PGS”) and 100% ownership of four United States patents related to glass-strengthening nanotechnology. The transaction, which was effective as of November 1, 2026, represents a significant milestone in TLSS’s strategic transformation and establishes a new operating platform focused on safety and security technologies. As a result of the transaction, the Company has ceased to be a shell company.

Transaction Summary

Under the terms of the transaction, a wholly-owned subsidiary of TLSS acquired an 80% membership interest in Patriot Glass Solutions, together with 100% ownership of four United States patents related to nanotechnology-based glass strengthening and protection technologies, which are licensed to PGS on a non-exclusive basis. The merger consideration consisted of 47,500 shares of Series J Senior Convertible Preferred Stock, having a stated value of $100 per share and an aggregate stated value of $4.75 million. In addition, the Company issued 3,518 shares of Series J Senior Convertible Preferred Stock, having an aggregate stated value of $351,800, in satisfaction of certain secured promissory notes and expense advances of PGS.

The remaining 20% membership interest in PGS continues to be held by Michael Wanke, founder and Chief Executive Officer of Patriot Glass Solutions. In connection with the closing, Mr. Wanke entered into a three-year employment agreement and will continue to lead the day-to-day operations of PGS as Chief Executive Officer.

Chairman and CEO Commentary

Sebastian Giordano, Chairman and Chief Executive Officer of TLSS, stated:

“This is much more than the completion of an acquisition. This transaction represents a significant milestone in TLSS’s strategic transformation and the first step towards establishing a new operating platform focused on safety and security technologies. With PGS, we believe the combination of proprietary technology, established customer relationships and a national dealer network provides a foundation for future growth.

We expect to provide additional information in future public disclosures regarding our overall strategy, PGS organic growth initiatives and opportunities to leverage the patents to support future product development and commercialization across safety and security market segments. The Company will continue to address its remaining legacy matters, and we believe this transaction can help put the Company on a path to building long-term shareholder value.”

About Patriot Glass Solutions

Based in the San Antonio metropolitan area, Patriot Glass Solutions is the North American distributor of C-Bond products and markets, sells and installs nanotechnology-based glass strengthening and ballistic-resistant window film systems designed to help protect building occupants and property against ballistic attack, forced entry, blast events, severe weather and flying debris.

PGS serves educational institutions, airports, federal, state and local government agencies, law enforcement organizations, healthcare facilities, commercial property owners and residential customers through direct sales efforts and a nationwide network of more than 35 authorized dealers and distributors.

C-Bond technologies have been utilized in more than 150 schools and at facilities including Los Angeles International Airport, George Bush Intercontinental Airport, the Federal Bureau of Investigation, the Los Angeles Police Department and the Houston Fire Department.

The company’s principal product lines include:

●	C-Bond BRS ballistic-resistant systems
●	C-Bond Secure forced-entry protective systems
●	Solar, decorative, reflective and specialty window film solutions

About Transportation and Logistics Systems, Inc.

Transportation and Logistics Systems, Inc. is building a safety and security technology platform focused on protecting people, property and public spaces through advanced technologies, strategic acquisitions and scalable distribution channels. Following the closing of the Patriot Glass Solutions acquisition, the Company operates through its 80%-owned subsidiary Patriot Glass Solutions and intends to pursue additional opportunities across adjacent safety and security market segments. Additional information regarding the transaction is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2026.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements include statements regarding future growth, product development, acquisition opportunities, dealer expansion, commercialization of intellectual property, integration activities, financing initiatives and future operating performance.

These statements are based upon current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks include, among others, substantial doubt about the ability of the Company and PGS to continue as going concerns; the Company’s dependence on a single operating business in which it holds an 80% interest; the Company’s ability to successfully integrate Patriot Glass Solutions, execute its strategic objectives, obtain financing, expand operations and realize anticipated benefits from the acquisition; dilution from conversion of the Company’s outstanding preferred stock; limitations on resales of the Company’s restricted securities resulting from its former shell company status; and the Company’s ability to address existing legacy matters. Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K relating to the transaction.

The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

Transportation and Logistics Systems, Inc.

Email: info@tlss-inc.com

Phone: (833) 764-1443